P
Portman
Limited

27 June 2006	ACN 007 871 892 ABN 22 007 871 892 Level 11 The Quadrant 1 William Street Perth 6000 Western Australia GPO Box W2017 Perth, 6001 Tel: Fax:	61 8 9426 3333 61 8 9426 3344

(2 pages in total)

The Announcements Officer
Australian Stock Exchange (Sydney) Limited
Level 10
20 Bond Street
SYDNEY NSW 2001

Electronically Lodged

Dear Sir

NEWS RELEASE

Portman Comments on Iron Ore Pricing

Portman Limited (ASX:PMM) today released a announcement in which the Company commented on the recent price settlement announcements for iron ore.

Yours sincerely

/s/ L. A. Kipfstuhl

L. Kipfstuhl
COMPANY SECRETARY

P
Portman
Limited

MEDIA RELEASE	ACN 007 871 892 ABN 22 007 871 892 Level 11 The Quadrant 1 William Street Perth 6000 Western Australia GPO Box W2017 Perth, 6001 Tel: Fax:	61 8 9426 3333 61 8 9426 3344

Portman Comments on Iron Ore Pricing

Australian Iron Ore Prices Expected to Increase in 2006

PERTH, WA – June 27, 2006 — Portman Limited (ASX:PMM) today commented on the recent price settlement announcements for iron ore.

Published reports indicate that negotiated settlements have been reached for a 19 percent increase in iron ore fines and lump. Portman stated that sales prices of the fine and lump ores which it supplies to Asian steel producers are directly affected by changes in negotiated prices.

Based on a 19 percent increase in the price of fine and lump ores, the estimated average revenue realisation for Portman will be an increase of approximately $8.65 per tonne, or 16 percent, compared to 2005’s average revenue realisation of $55.78 per tonne. The increase in Portman pricing results from the benchmark pricing settlements combined with changes in sales mix. Portman has previously stated that it expects costs per tonne to increase approximately 15% in 2006 from 2005 levels.

Portman’s sales of fine and lump ores are estimated to be 7.5 million tonnes during the current year.

- END -

For further information contact:

Richard Mehan
Managing Director & CEO
Tele: +61-8-9426 3333

or

Leo Kipfstuhl
Company Secretary
Tel: +61-8 9426 3333
Fax: +61-8 9426 3350
Email: lkipfstuhl@portman.com.au